EX-99.B(d)ciimafee

                  EXHIBIT A TO INVESTMENT MANAGEMENT AGREEMENT

                     UNITED CONTINENTIAL INCOME FUND, INC.

                                  FEE SCHEDULE

A cash fee computed each day on net asset value for the Fund at the annual rates listed below:

Net Assets                               Fee
----------                               ---
Up to $1 billion                         0.70% of net assets
Over $1 billion and up to $2 billion     0.65% of net assets
Over $2 billion and up to $3 billion     0.60% of net assets
Up to $3 billion                         0.55% of net assets


As Amended and Effective June 30, 1999.